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                                                                     EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in the Registration Statement
(No. 333-127528) on Form S-8 of Alpha Natural Resources, Inc. of our report dated March 28, 2006, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and partners' capital, and cash flows for each of the years in the three year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-K of Alpha Natural Resources, Inc.

KPMG LLP

Roanoke, Virginia
March 28, 2006